                                SCHEDULE 14A

                               (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement                      / / Confidential, for Use of the Commission
/X/ Definitive Proxy Statement                           Only (as permitted by Rule 14a-6(e)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-12

                            EMERSON ELECTRIC CO.
----------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

         (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         /X/ No fee required.
         / / Fee computed on table below per Exchange Act Rules
             14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

----------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

----------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

----------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

----------------------------------------------------------------------------

         (5) Total fee paid:

----------------------------------------------------------------------------

         / / Fee paid previously with preliminary materials.
         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

----------------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:

----------------------------------------------------------------------------

         (3) Filing Party:

----------------------------------------------------------------------------

         (4) Date Filed:

----------------------------------------------------------------------------

                         NOTICE OF ANNUAL MEETING
                              OF STOCKHOLDERS
                                   [logo]
                                   EMERSON
                                                        St. Louis, Missouri
                                                          December 16, 2002
TO THE STOCKHOLDERS OF
  EMERSON ELECTRIC CO.:

    The Annual Meeting of the Stockholders of Emerson Electric Co. will be held at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri on Tuesday, February 4, 2003, commencing at 10:00 a.m., at which meeting only holders of the common stock of record at the close of business on November 26, 2002, will be entitled to vote, for the following purposes:

    1. To elect five Directors;

    2. To vote upon the stockholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and

    3. To transact such other and further business, if any, as lawfully may be brought before the meeting.

                                        EMERSON ELECTRIC CO.

                                        By    /s/ Charles F. Knight
                                                  Chairman of the Board
/s/ W. W. Withers
Secretary

    EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE AND INTERNET VOTING INFORMATION IS PROVIDED ON YOUR PROXY CARD. SHOULD YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                 IMPORTANT

    PLEASE NOTE THAT A TICKET IS REQUIRED FOR ADMISSION TO THE MEETING. IF YOU PLAN TO ATTEND IN PERSON AND ARE A STOCKHOLDER OF RECORD, PLEASE CHECK THE BOX ON YOUR PROXY CARD AND BRING THE TEAR-OFF ADMISSION TICKET WITH YOU TO THE MEETING. IF YOUR SHARES ARE HELD BY SOMEONE ELSE (SUCH AS A BROKER) PLEASE BRING WITH YOU A LETTER FROM THAT FIRM OR AN ACCOUNT STATEMENT SHOWING YOU WERE A BENEFICIAL HOLDER ON NOVEMBER 26, 2002.

                           EMERSON ELECTRIC CO.

          8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136

                              PROXY STATEMENT

      FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 4, 2003

    This proxy statement is furnished to the stockholders of Emerson Electric Co. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held February 4, 2003, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about December 16, 2002.

    If you have a disability which requires accommodation at the meeting, please call 314-553-2197; requests must be received by January 14, 2003.

    REGISTERED SHAREHOLDERS CAN SIMPLIFY THEIR VOTING AND SAVE THE COMPANY EXPENSE BY CALLING 1-800-435-6710 AND VOTING BY TELEPHONE, OR VOTING BY INTERNET AT http://www.proxyvoting.com. Telephone and Internet voting information is provided on your proxy card. A Control Number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded.

    If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm's voting processes.

    IF YOU VOTE BY TELEPHONE OR INTERNET, IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD.

    If you do not choose to vote by telephone or Internet, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted FOR Proposal 1 and AGAINST Proposal 2 and otherwise in the discretion of the proxies. The Company knows of no reason why any of the nominees for Director named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a Director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

    You may revoke your proxy at any time before it is voted (in the case of proxy cards) by giving notice to the Secretary of the Company or by executing a later-dated proxy. To revoke a proxy or change your vote by telephone or Internet, you must do so by telephone or Internet (following the directions on your proxy card) by twelve midnight Eastern time on February 3, 2003.

    The close of business on November 26, 2002, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 420,848,500 shares of common stock. The holders of the common stock will be entitled to one vote for each share of common stock held of record on the record date.

    A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 2002 accompanies this proxy statement.

    This proxy is solicited by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $13,000 plus expenses. In addition, solicitation of proxies may be made by telephone or telegram by Directors, officers or regular employees of the Company.

                         I. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

    The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Five Directors of the Company are to be elected for terms ending at the Annual Meeting in 2006, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as Directors proposed by the Company, as well as the other Directors whose terms of office as Directors will continue after the Annual Meeting, is set forth below.

                                                                                      SHARES OF
                                                                                       EMERSON
                                                                  SERVED AS          COMMON STOCK
              NAME, AGE, PRINCIPAL OCCUPATION                     DIRECTOR           BENEFICIALLY
              OR POSITION, OTHER DIRECTORSHIPS                      SINCE           OWNED(1)(2)(3)
              --------------------------------                    ---------         --------------
NOMINEES FOR TERMS ENDING IN 2006

A. A. Busch III, 65.........................................        1985                  29,234(4)
  Chairman of the Board and President of Anheuser-Busch
     Companies, Inc., brewery, container manufacturer and
     theme park operator
  He is also a Director of SBC Communications Inc.

A. F. Golden, 56............................................        2000                   3,878
  Partner of Davis Polk & Wardwell, lawyers

G. A. Lodge, 70.............................................        1974                  12,034
  President of InnoCal Management, Inc., a venture capital
     management company

V. R. Loucks, Jr., 68.......................................        1979(5)                8,034
  Retired Chairman and Chief Executive Officer of Baxter
     International Inc., Chairman of The Aethena Group LLC
     (private equity fund)
  He is also a Director of Affymetrix, Inc., Anheuser-Busch
     Companies, Inc., GeneSoft, Inc. and Edwards Life
     Sciences Corporation

J. B. Menzer, 51............................................        2002(5)                1,000
  Executive Vice President of Wal-Mart Stores, Inc. and
     President and Chief Executive Officer of Wal-Mart
     International
  He is also a Director of Wal-Mart de Mexico

TO CONTINUE IN OFFICE UNTIL 2005

D. N. Farr, 47..............................................        2000                 413,726(4)
  Chief Executive Officer of Emerson
  He is also a Director of Delphi Corp.

D. C. Farrell, 69...........................................        1989                  18,034
  Retired Chairman and Chief Executive Officer of The May
     Department Stores Company

W. J. Galvin, 56............................................        2000                 333,208(4)
  Executive Vice President and Chief Financial Officer of
     Emerson
  He is also a Director of Factory Mutual Insurance Company

R. B. Horton, 63............................................        1987                   7,396
  Chairman of Chubb plc, electronic security systems and
     monitoring and fire protection systems and services
  He is also a Director of PartnerRe Ltd. and Premier
     Farnell plc

                                     3


                                                                                      SHARES OF
                                                                                       EMERSON
                                                                  SERVED AS          COMMON STOCK
              NAME, AGE, PRINCIPAL OCCUPATION                     DIRECTOR           BENEFICIALLY
              OR POSITION, OTHER DIRECTORSHIPS                      SINCE           OWNED(1)(2)(3)
              --------------------------------                    ---------         --------------
C. A. Peters, 47............................................        2000                 205,148
  Senior Executive Vice President of Emerson

J. W. Prueher, 59...........................................        2001                   1,284
  Retired Admiral, U.S. Navy, and Retired U.S. Ambassador to
    the People's Republic of China
  He is also a Director of Merrill Lynch & Company, Inc.,
    The New York Life Insurance Company, and Integrated
    Defense Technologies, Inc.

TO CONTINUE IN OFFICE UNTIL 2004

J. G. Berges, 55............................................        1997                 532,072(4)
  President of Emerson
  He is also a Director of PPG Industries, Inc. and MKS
    Instruments, Inc.

C. Fernandez G., 35.........................................        2001                   2,284
  Vice Chairman and Chief Executive Officer of Grupo Modelo,
    S. A. de C. V., brewer
  He is also a Director of Anheuser-Busch Companies, Inc.,
    Grupo Televisa, S.A., and Grupo Elektra S.A.

C. F. Knight, 66............................................        1972               1,626,597
  Chairman of the Board of Emerson
  He is also a Director of Anheuser-Busch Companies, Inc.,
    BP p.l.c., International Business Machines Corporation,
    Morgan Stanley Dean Witter & Co. and SBC Communications
    Inc.

R. L. Ridgway, 67...........................................        1995                   6,744
  Former Assistant Secretary of State for Europe and Canada
  She is also a Director of The Boeing Company, Manpower,
    Inc., New Perspective Fund, Inc., Sara Lee Corporation
    and 3M Company

W. M. Van Cleve, 73.........................................        1984                  31,234(4)
  Senior Counsel of Bryan Cave LLP, lawyers

E. E. Whitacre, Jr., 61.....................................        1990                   8,434
  Chairman and Chief Executive Officer of SBC Communications
    Inc., a communications holding company
  He is also a Director of Anheuser-Busch Companies, Inc.,
    Burlington Northern Santa Fe Corporation and The May
    Department Stores Company

All Directors and Executive Officers as a Group
  (21 persons)..............................................                           3,665,618(6)(7)

-------
(1) Beneficial ownership of Emerson common stock is stated as of September 15, 2002, except J. B. Menzer, which is stated as of October 17, 2002. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Accordingly, except as indicated for Mr. Berges and Mr. Galvin in Note 4 below, shares owned separately by spouses are not included. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes below and except as follows: (i) with respect to the following shares, the person named has no investment power: Mr. Knight-240,672; Mr. Farr-160,000; Mr. Berges-140,000; Mr. Galvin-68,000; Mr. Peters-42,000; Mr. Golden-1,878;
    Mr. Fernandez-1,084; Mr. Preuher-1,084; Mr. Withers-32,000; each other non-employee Director-5,634 (except

                                     4


    Mr. Menzer); and all Directors and executive officers as a group-778,464 shares; and (ii) with respect to the following shares the person named has no voting power: Mr. Knight-8,799; Mr. Farr-2,267; Mr. Berges-4,182; Mr. Galvin-6,176; and Mr. Peters-2,308.

(2) Includes the following shares which such persons have or will have within 60 days after September 15, 2002 the right to acquire upon the exercise of employee stock options: Mr. Knight-229,333; Mr.
    Farr-207,657; Mr. Berges-227,820; Mr. Galvin-123,745; Mr.
    Peters-87,784; and Mr. Withers-70,894.

(3) No person reflected in the table owns more than .5% of the outstanding shares of Emerson common stock.

(4) Includes 668 shares held by the children of Mr. Farr; 38,291 shares held by the spouse and/or children of Mr. Berges; and 34,309 shares held by or in trust for the spouse and/or children of Mr. Galvin. Includes 75,139 shares, and options exercisable with respect to 57,258 shares, held by the Galvin Family Partnership. Includes 300 shares held by Mr. Busch as co-trustee of a trust, as to which Mr. Busch shares voting and investment power and disclaims beneficial ownership. Includes 9,200 shares held by Mr. Van Cleve as co-trustee of three trusts and a charitable foundation, as to which Mr. Van Cleve shares voting and investment power and disclaims beneficial ownership.

(5) Mr. Loucks previously served as a Director from April 1974 to December 1975. The Board of Directors appointed Mr. Menzer as a Director on October 1, 2002.

(6) Includes 977,911 shares of common stock which executive officers have, or will have within 60 days after September 15, 2002 the right to acquire upon exercise of employee stock options. Shares owned as a group represents .87% of the outstanding common stock of the Company. The shares issuable upon exercise of options were deemed to be outstanding for purposes of calculating the percentage of outstanding shares. The total includes 23,804 shares held in employee accounts under the Company's 401(k) savings plans, as to which employees have investment power only.

(7) The total includes shares owned by L. L. Browning, Jr. and R. B. Loynd, Directors who are retiring at the meeting, who owned 197,793 shares and 14,034 shares, respectively. The total also includes shares owned by
    W. W. Withers, the only executive officer of the Company named in the Summary Compensation Table not otherwise shown individually in this table, who beneficially owned 145,811 shares.

    L. L. Browning, Jr. and R. B. Loynd, whose terms of office as Directors expire at the 2003 Annual Meeting, are retiring from the Board at the meeting and not standing for re-election.

    Each of the nominees and continuing Directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

    * Mr. Farrell retired as Chairman and Chief Executive Officer of The May Department Stores Company in April 1998.

    * Mr. Loucks relinquished the position of Chief Executive Officer of Baxter International Inc. at the end of 1998 and retired as Chairman at the end of 1999.

    * Sir Robert Horton retired as Chairman of Railtrack PLC in July 1999. He was named Deputy Chairman of Chubb plc in September 2002 and Chairman in December 2002 (both are non-executive positions).

    * Admiral Prueher served as Ambassador to the People's Republic of China from November 1999 to May 2002. Prior thereto he served as a lecturer and Senior Advisor to the Stanford-Harvard Preventive Defense Program and a Senior Fellow at the Center for Naval Analysis. Admiral Prueher completed 35 years of service in the United States Navy in May 1999, and was Commander-in-Chief of the U. S. Pacific Command from 1996 until his retirement.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

    G. A. Lodge is employed by InnoCal Management, Inc. ("InnoCal I"), which manages a private venture capital fund, InnoCal L.P. The Company has committed to invest $10 million in InnoCal II, L.P., a separate $100 million private venture capital fund which is managed by InnoCal Management II, LLC ("InnoCal II"). InnoCal I occasionally furnishes management services to InnoCal II, for which InnoCal II reimburses InnoCal I; the amount of
                                     5
such reimbursements in the Company's 2002 fiscal year attributable to Mr. Lodge's services to InnoCal II was $175,000. Mr. Lodge also has an interest in the investment gains of InnoCal II, L.P. of 3.5%.

    Mr. Van Cleve is a Senior Counsel and former Chairman of the law firm of Bryan Cave LLP, which firm the Company retained in fiscal 2002 and expects to retain in fiscal 2003.

    Mr. Golden is a partner of the law firm of Davis Polk & Wardwell, which firm the Company retained in fiscal 2002 and expects to retain in fiscal 2003.

BOARD OF DIRECTORS AND COMMITTEES

    The members of the Board of Directors are elected to various committees. The standing committees of the Board (and the respective chairmen) are: Executive Committee (Knight), Audit Committee (Busch), Compensation and Human Resources Committee (Loucks), Finance Committee (Horton), Pension Committee (Lodge) and Public Policy Committee (Whitacre). The Compensation and Human Resources Committee acts as a nominating committee and reviews new Director nominees. There were eight meetings of the Board of Directors during fiscal 2002. All of the Directors attended at least 75% of the meetings of the Board and committees on which they served except G. A. Lodge, who attended 71% of such meetings due to a hospitalization.

    The functions of the Compensation and Human Resources Committee are to review and approve the salaries of all officers of the Company; review and approve all salaries above a specified level to be paid to non-officer employees and salaries of all division presidents; grant awards under and administer the Company's stock option and incentive shares plans; review and approve all additional compensation plans, agreements and contracts; determine if necessary when service by officers and Directors with another entity is eligible for indemnification under the Company's Bylaws; monitor the senior management and Director succession plans and review new Director nominees; and authorize Company contributions to benefit plans, and adopt and terminate benefit plans not the prerogative of management. The Committee met five times in fiscal 2002. The members of the Committee are
V. R. Loucks, Jr., Chairman, D. C. Farrell, E. E. Whitacre, Jr., and R. B.
Loynd.

    See the "Report of the Compensation and Human Resources Committee of the Board of Directors on Executive Compensation" at page 11 below.

    The functions and membership of the Audit Committee are described under "Report of the Audit Committee" below.

DIRECTOR COMPENSATION

    Directors who are employees of the Company do not receive any compensation for service as Directors. Each non-employee Director is currently paid an annual retainer of $45,000 plus an award of restricted shares of Company common stock with a market value on the date of the award of $75,000 and fees of $1,500 plus expenses for attendance at each Board meeting. Such restricted stock does not vest and cannot be sold until the Director's retirement or earlier death or resignation. Each committee chairman is currently paid an annual retainer of $5,000, except the chair of the Audit Committee who is paid an annual retainer of $10,000, and each committee member is paid $1,250 plus expenses for attendance at each committee meeting.

    Directors may elect to defer all or a part of such cash compensation; such deferred amounts are credited with interest quarterly at the prime rate charged by Bank of America, N.A. Directors in the alternative may elect to have deferred fees converted into units equivalent to shares of Emerson common stock, and their accounts are credited with additional units representing dividend equivalents. All deferred fees are payable only in cash.

    The Company has a Continuing Compensation Plan for Non-Management Directors which was amended effective June 4, 2002 to exclude any non-employee Director who assumes office after that date. Under this plan, a non-employee Director who assumed office prior to that date, and who serves as a Director for at least five years will, after the later of termination of service as a Director or age 72, receive for life a percentage of the annual cash retainer for Directors in effect at the time of termination of service. Such percentage is 50% for five years' service and increases by 10% for each additional year of service to 100% for ten years' or more service. In the event that service as a Director terminates because of death, the benefit will be paid to the surviving spouse for five years.

    C. F. Knight, Chairman of the Board, is an employee of the Company. Under the terms of his employment agreement, after his retirement as an officer and employee of the Company Mr. Knight will be available at management's request to consult with the Company up to 30 days per year, for a period of not less than 15 years and will be compensated with a daily consulting fee based on his daily salary rate at the time of his retirement. He will also continue to have access to Company facilities and services, including the Company's aircraft, car, driver, financial planning and club memberships if he meets certain conditions including not competing with the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's Directors and executive officers are required, pursuant to Section 16(a) of the Securities Exchange Act of 1934, to file statements of beneficial ownership and changes in beneficial ownership of common stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange and to furnish copies of such statements to the Company.

    Based solely on a review of the copies of such statements furnished to the Company and written representations that no other such statements were required, the Company believes that during fiscal year 2002 its Directors and executive officers complied with all such requirements.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee is composed of seven independent Directors, met four times in fiscal 2002, and operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

    The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the auditors' written disclosures required by Standard No. 1 of the Independence Standards Board.

    The Committee also discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the Securities and Exchange Commission. The Committee also evaluated and recommended to the Board the reappointment of the Company's independent auditors for fiscal 2003.

                                          Audit Committee

                                             A. A. Busch III, Chairman
                                             C. Fernandez G.
                                             A. F. Golden
                                             R. B. Loynd
                                             J. B. Menzer
                                             R. L. Ridgway
                                             W. M. Van Cleve

FEES PAID TO KPMG LLP

    The following fees were paid to KPMG LLP, the Company's independent auditors, for services rendered in fiscal 2002 ($ in Millions):

Audit Fees..................................................      $ 8.5
Financial Information Systems Design and Implementation
  Fees......................................................          0
All Other Fees..............................................        9.3
                                                                  -----
    Total KPMG LLP Fees.....................................      $17.8
                                                                  =====

    Audit Fees primarily represents amounts expected to be paid for the audit of the Company's annual financial statements, reviews of SEC Forms 10-Q and 10-K and statutory audit requirements at certain non-U.S. locations.

    All Other Fees include amounts paid for non-financial statement audit services, such as tax services, financial due diligence assistance and audits of benefit plans.

                          EXECUTIVE COMPENSATION

    The following information relates to compensation received or earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for the last fiscal year of the Company and the compensation received or earned by them for the two prior fiscal years (except C. A. Peters, who became an executive officer during 2001).

                                                  SUMMARY COMPENSATION TABLE
                                                                              LONG-TERM COMPENSATION(1)
                                                                      -----------------------------------------
                                           ANNUAL COMPENSATION                  AWARDS               PAYOUT
                             ------------------------------------------------------------------------------------------------
                                                                                      SECURITIES      LONG-
                                                            OTHER                     UNDERLYING      TERM           ALL
                                                            ANNUAL      RESTRICTED     OPTIONS/     INCENTIVE       OTHER
         NAME AND            FISCAL                       COMPENSA-       STOCK          SARS         PLAN         COMPEN-
    PRINCIPAL POSITION        YEAR   SALARY($)  BONUS($)  TION($)(2)  AWARD(S)($)(3)     (#)      PAYOUTS($)(4)  SATION($)(5)
    ------------------       ------  ---------  --------  ----------  --------------  ----------  -------------  ------------
D. N. Farr                    2002    925,000   500,000     40,135        929,600      125,000      1,867,335       36,915
Chief Executive Officer(6)    2001    700,000   540,000     18,692      6,681,250      100,000              0       32,757
                              2000    450,000   600,000         --              0       85,000              0       20,314

J. B. Berges                  2002    812,500   500,000         --              0      100,000      2,347,485       34,382
President                     2001    700,000   540,000         --      6,013,125      100,000              0       33,236
                              2000    450,000   600,000         --              0      100,000              0       25,575

W. J. Galvin                  2002    518,750   400,000         --              0       85,000      2,082,735       24,184
Executive Vice President and  2001    425,000   430,000         --      1,870,750            0              0       22,932
Chief Financial Officer       2000    400,000   475,000         --              0       85,000              0       21,250

W. W. Withers                 2002    405,000   330,000         --              0       50,000      1,153,145       19,719
Senior Vice President,        2001    345,000   350,000         --        801,750            0              0       19,488
Secretary and General Counsel 2000    325,000   380,000         --              0       50,000              0       18,982

C. A. Peters                  2002    387,500   315,000         --              0       50,000      1,087,275       18,182
Senior Executive Vice         2001    350,000   320,000         --      2,806,125       30,000              0       18,096
President

--------
(1) The Company's stock option plans, incentive shares plans and supplemental executive retirement and savings investment plans generally provide for acceleration of vesting in the event of a change in control of the Company.

(2) Consistent with applicable regulations, certain non-cash compensation need not be reported.

                                     8


(3) The number of shares of restricted stock held by the named executive officers at the end of fiscal 2002, and the aggregate value of such shares, are as follows: D. N. Farr, 160,000 shares having a value of $7,030,400; J. G. Berges, 140,000 shares having a value of $6,151,600;
    W. J. Galvin, 68,000 shares having a value of $2,987,920; W. W. Withers, 32,000 shares having a value of $1,405,080; and C. A. Peters, 42,000 shares having a value of $1,845,480. The Company pays dividends on restricted stock. All restricted stock awards have a restriction period and are earned over a period of three to ten years and vest at the end of such period; the shares are payable only if the executive is employed with the Company and in good standing at the end of the restriction period. The amounts shown in the table represent the dollar value based on the stock price per share at award date and do not reflect any payment to the individual.

(4) Long-term performance awards paid in fiscal 2002 were based on achievement of performance objectives over a five-year period. The awards were made in fiscal 1997 and were disclosed as to the then-named executive officers in the Company's proxy statement for the 1998 Annual Meeting.

(5) Includes for fiscal 2002: (a) the value of the benefit to the named individuals of the remainder of premiums paid by the Company on behalf of the named individuals pursuant to the Company's "split dollar" insurance program in the following amounts: D. N. Farr-$240; J. G. Berges-$569; W. J. Galvin-$465; W. W. Withers-$844; and C. A. Peters-$494; (b) contributions by the Company on behalf of the named individuals to the Company's matched savings plan in the following amounts: D. N. Farr-$36,675; J. G. Berges-$33,813; W. J.
    Galvin-$23,719; W. W. Withers-$18,875; and C. A. Peters-$17,688.

(6) Mr. Farr was also the Company's Chief Operating Officer until November 1, 2001.

                                         OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS(1)
                          ----------------------------------------------------       POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF      % OF TOTAL                                    ASSUMED ANNUAL RATES OF
                           SECURITIES    OPTIONS/SARS                                STOCK PRICE APPRECIATION FOR
                           UNDERLYING     GRANTED TO   EXERCISE OR                          OPTION TERM(2)
                          OPTIONS/SARS   EMPLOYEES IN  BASE PRICE   EXPIRATION  ---------------------------------------
          NAME              GRANTED      FISCAL YEAR     ($/SH)        DATE     0% ($)        5% ($)          10% ($)
          ----            ------------   ------------  -----------  ----------  ------        ------          -------
D. N. Farr...............    125,000         5.92         52.83     01/16/2012    0         4,153,063       10,524,677
J. G. Berges.............    100,000         4.73         52.83     01/16/2012    0         3,332,450        8,419,741
W. J. Galvin.............     85,000         4.02         52.83     01/16/2012    0         2,824,083        7,156,780
W. W. Withers............     50,000         2.37         52.83     01/16/2012    0         1,661,225        4,209,871
C. A. Peters.............     50,000         2.37         52.83     01/16/2012    0         1,661,225        4,209,871
All Optionees(3)(4)......  2,112,250          100         52.85      various      0         70 million      178 million
All Stockholders.........        n/a         n/a           n/a         n/a        0         12 billion      30 billion
Optionees Gain as % of
  All Stockholders' Gain.        n/a         n/a           n/a         n/a        0         Less than        Less than
                                                                                                1%              1%

-------
(1) Options were granted at 100% of the market price on the date of grant. Options generally become exercisable one-third after one year from the date of grant, an additional one-third after two years from the date of grant, and are exercisable in full after three years from the date of grant. Options granted in January 2002 became exercisable one-third after nine months from the date of grant, an additional one-third becomes exercisable 21 months after the date of grant, and are exercisable in full 33 months after the date of grant.

(2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Potential realizable value for all stockholders is based on 421 million shares outstanding at October 1, 2002 and a per share price of $44.16.

(3) Based on total number of options awarded in fiscal year 2002.

                                    9


(4) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                             AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                    OPTIONS AT FY-END(#)             AT FY-END($)(1)
                                SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
           NAME                 ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----                 ---------------   ------------   -----------   -------------   -----------   -------------
D. N. Farr................             0               0           104,328        236,668         162,419       53,251
J. G. Berges..............             0               0           127,824        216,668         248,386       53,251
W. J. Galvin..............             0               0            67,081        130,001          26,624       53,251
W. W. Withers.............             0               0            37,563         76,667          15,975       31,950
C. A. Peters..............             0               0            51,120         85,000         142,131       15,975

-------
(1) The values represent the difference between the exercise price of the options and the market price of the Company's common stock at fiscal year-end.

                             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                             ESTIMATED FUTURE
                                                                                               PAYOUTS UNDER
                                                                                                 NON-STOCK
                                                                        PERFORMANCE OR       PRICE-BASED PLANS
                                                       NUMBER OF         OTHER PERIOD
                                                      PERFORMANCE      UNTIL MATURATION       TARGET/MAXIMUM
                      NAME                               UNITS            OR PAYOUT            (# OF SHARES)
                      ----                            -----------      ----------------      -----------------
D. N. Farr......................................           n/a               n/a                    n/a
J. G. Berges....................................           n/a               n/a                    n/a
W. J. Galvin....................................           n/a               n/a                    n/a
W. W. Withers...................................           n/a               n/a                    n/a
C. A. Peters....................................           n/a               n/a                    n/a

                            PENSION PLAN TABLE

    The following table shows the annual benefits payable upon retirement at age 65 for various compensation and years of service combinations under the Emerson Electric Co. Retirement Plan and a related supplemental executive retirement plan.

                                                           ANNUAL RETIREMENT BENEFIT AT AGE 65 AFTER
                                             ----------------------------------------------------------------------
                                             10 YEARS       15 YEARS       20 YEARS       25 YEARS        30 YEARS
AVERAGE ANNUAL                                  OF             OF             OF             OF              OF
COMPENSATION                                 SERVICE        SERVICE        SERVICE        SERVICE         SERVICE
--------------                               --------       --------       --------       --------        --------
$  600,000.............................      $ 88,028       $132,042       $176,056       $220,070       $  308,097
   800,000.............................       118,028        177,042        236,056        295,070          413,097
 1,000,000.............................       148,028        222,042        296,056        370,070          518,097
 1,200,000.............................       178,028        267,042        356,056        445,070          623,097
 1,400,000.............................       208,028        312,042        416,056        520,070          728,097
 1,600,000.............................       238,028        357,042        476,056        595,070          833,097
 1,800,000.............................       268,028        402,042        536,056        670,070          938,097
 2,000,000.............................       298,028        447,042        596,056        745,070        1,043,097

    Retirement benefits under the plans are computed on the basis of an annuity with five years certain, unless the participant elects another method of payment. The benefit amounts in the Pension Plan Table above have already been adjusted for Social Security (or any other benefits). The dollar amounts in the salary and bonus columns of the Summary Compensation Table above are substantially the same as the compensation covered by the plans, but deferred bonuses may cause such amounts to vary from the amounts shown in the Summary Compensation Table.

    The credited years of service covered by the plans for each of the persons named in the Summary Compensation Table above are as follows: D. N. Farr, 22; J. G. Berges, 27; W. J. Galvin, 30; W. W. Withers, 13; and C. A. Peters, 23. Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires.

    The benefits of certain employees may be reduced under the Emerson Electric Co. Retirement Plan to meet the limits of the Internal Revenue
Code. An employee who is subject to a reduction of benefits under the Internal Revenue Code may be selected to participate in the supplemental executive retirement plan. Participation in the supplemental plan is by award, subject to the sole approval by the Compensation and Human Resources Committee. D. N. Farr, J. G. Berges, and W. J. Galvin have been selected to participate in the supplemental plan. The estimated annual retirement benefits payable upon retirement at age 65 to D. N. Farr, J. G. Berges,
W. J. Galvin, W. W. Withers, and C. A. Peters are 60%, 57%, 59%, 6%, and 23%, respectively, of the dollar amounts shown in the salary and bonus columns of the Summary Compensation Table for fiscal year 2002.

         REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
            OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation and Human Resources Committee of the Board of Directors (the "Committee"), composed of four non-employee Directors, establishes and administers the executive compensation program for the Company's top executives. The program supports the Company's commitment to enhancing stockholder value. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to the Company, and to accomplish the Company's short- and long-term objectives. The executive compensation package has uniquely served the Company's stockholders since 1977 by rewarding and motivating executives for the accomplishment of the Company's objectives. The executive compensation program is a focused, well-defined management tool that reinforces the Company's culture and commitment to stockholders.

    The Committee has historically viewed compensation as a total package that includes base salary and variable short- and long-term
(performance-based) compensation. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants. Basic principles underlying the pay programs are the following:

    * Maximize stockholder value.

    * Retain, reward and motivate key executives.

    * Compensate for performance rather than create a sense of entitlement.

    * Reward team results.

    * Build executive stock ownership.

COMPONENTS OF EXECUTIVE COMPENSATION

    To determine the competitive level of total compensation (including total annual cash and long-term incentives), the Committee sets the total pay target in a competitive compensation range as benchmarked against published survey data and data derived through special studies of comparable industries, including those shown in the peer group performance graph.

    TOTAL ANNUAL CASH COMPENSATION: Cash compensation consists of base salary and annual cash incentives (bonuses), with the sum of the two referred to as "Total Cash Compensation." Currently, approximately 1,200 key executives participate in the Total Cash Compensation program. A Total Cash Compensation target, including base salary and incentive, is established for each executive officer position using benchmark survey comparisons. Annual increases, if any, are based on individual merit and Company affordability. The annual incentive opportunity represents from 25% to 70% of Total Cash Compensation. Payment of the annual cash incentive portion is based on the financial performance of the Company versus pre-established targets. The Committee annually establishes and approves short-term financial targets which are important to the Company and its stockholders. Typical targets include sales, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. To a lesser degree, individual performance and potential can be a factor. The relative importance of each target is determined each year by the Committee, and may vary depending upon the Company's financial objectives for that year.

    LONG-TERM COMPENSATION INCENTIVES: Long-term incentive awards, consisting of performance shares, stock options and restricted stock, are a substantial portion of the total compensation packages of certain key senior executives and are specifically focused on the Company's longer-term objectives. Long-term programs are paid in stock. The Company's continuing philosophy is that executives are expected to hold the stock earned under the programs. The value of current executive stock holdings is significant, in absolute terms and in relation to base pay, though the Company does not establish specific ownership targets. Long-term plan participation and size of awards are determined by the individual's potential to make significant contributions to the Company's financial results, level of management responsibility and individual performance and potential.

    PERFORMANCE SHARES: The performance shares program reinforces the Company's long-term objectives and rewards executives for achieving those objectives. The Company has had continuing performance shares programs since 1977. Participation in this program is limited, and only executives who can most directly influence the Company's long-term financial success are included. Awards are denominated in share units with no dividend payments during the performance period. The Committee approves the performance measures and evaluates the performance of the Company against those measures. Historically, the Company's plans have targeted earnings per share growth objectives and other financial measures deemed appropriate to accomplish the Company's performance targets. The final payout (paid in stock and/or cash) can range from 0% to 100% of the target award, depending
      -----------
upon the level of achievement of the established financial targets.

    STOCK OPTIONS: The stock option program provides the long-term focus for a larger group of key employees. Currently, approximately 2,500 key employees are eligible to be considered for participation in the stock option program. Awards are intended to be made approximately every three years and are generally vested one-third each year. Options are granted at 100% of the fair market value of the Company's common stock on the date of grant and expire ten years from the date of grant.

    RESTRICTED STOCK: The restricted stock program was designed primarily to retain key executives and potential top management of the Company while building stock ownership, long-term equity and linking pay directly with stockholder return. Participation has been highly selective and limited to a very small group of executives. The Committee views this program as an important management succession planning and retention tool. The restriction period for most awards is ten years.

    The Company's incentive compensation programs are designed to reward executives for achievement of the Company's performance objectives. The plans, as approved by stockholders, are designed to comply with Internal Revenue Code Section 162(m) to ensure tax deductibility. The Committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the Company and the stockholders.

CEO COMPENSATION

    The Committee reviewed Mr. Farr's 2002 performance in his second year as Chief Executive Officer. They recognized that Mr. Farr continued to provide extraordinary leadership in a difficult year. Because of Mr. Farr's vision and leadership throughout the year, Emerson is in the midst of a profound transformation which should drive improved performance in the many markets it serves. This focus on restructuring has delivered substantial benefits in a challenging environment. Operating cash flow increased over 6% and free cash flow over 20% for the year, providing a solid foundation for the Company. Further, key technology and growth investments in the businesses have been maintained allowing Emerson to gain share and strengthen the Company's position versus competitors. Mr. Farr maintained a conservative approach to managing costs and strengthening the balance sheet to position Emerson for the future and to deliver solid financial performance.

    In recognition of Mr. Farr's strong leadership in fiscal year 2002, the Committee determined that he should be awarded a bonus for the year consistent with the financial performance of the Company. Therefore, this bonus was set at a reduced level.

    The Committee awarded Mr. Farr a fiscal year 2002 bonus of $500,000, down 7% from fiscal year 2001 and 17% from fiscal year 2000. He received a base salary of $925,000 and was awarded long-term compensation consisting of 20,000 shares of restricted stock and 125,000 stock options.

    The payout of performance units for the fiscal year 1997 - 2001 period under the Incentive Shares Plan, which is the primary long-term incentive plan for key executives, was made in fiscal year 2002. A broad group of key executive officers around the world participate in this shareholder-approved plan, including Mr. Farr and other executive officers listed in the Summary Compensation Table. The performance payout made after the end of the five-year period is reported in the Summary Compensation Table.

                                Compensation and Human Resources Committee

                                   V. R. Loucks, Jr., Chairman
                                   D. C. Farrell
                                   E. E. Whitacre, Jr.
                                   R. B. Loynd

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The functions and members of the Compensation and Human Resources Committee are set forth above under "Board of Directors and Committees." None of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company except R. B. Loynd, who served as a Director of the Company during the last fiscal year, was an officer of a division of the Company from 1955 to 1969, serving last as President of the Builder Products Division.

    E. E. Whitacre, Jr., Chairman and Chief Executive Officer of SBC Communications Inc., served as a Director and member of the Compensation and Human Resources Committee of the Company; and C. F. Knight, Chairman of the Board of the Company, served as a Director of SBC Communications Inc. during the last fiscal year.

                             PERFORMANCE GRAPH

    The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Company's common stock against the Standard & Poor's Composite 500 Stock Index (S&P 500) and the Dow Jones Electrical Components and Equipment Index (DJEE) for the five-year period ended September 30, 2002 and the Compound Annual Growth Rate (CAGR).

                                  [GRAPH]

                   -----------------------------------------------------
                             1997  1998  1999  2000  2001  2002   CAGR
                             ----  ----  ----  ----  ----  ----   ----
                    EMERSON  $100  $110  $114  $124  $ 89  $ 86    -3.0%
                    S&P 500   100   109   139   158   116    92    -1.6
                    DJEE      100    85   127   149    58    37   -18.0
                   -----------------------------------------------------

             II. STOCKHOLDERS' PROPOSAL ON SEXUAL ORIENTATION

    Six stockholders have informed the Company that they intend to present jointly the following proposal at the meeting:

                         Sexual Orientation Policy

    WHEREAS: our Company has pledged its commitment to principles of non-discrimination, but has not in its company-wide, written equal employment opportunity policy explicitly barred discrimination based on sexual orientation;

    WHEREAS: employment discrimination and the denial of equal benefits on the basis of sexual orientation diminishes employee morale and productivity;

    WHEREAS: a National Gay and Lesbian Task Force study revealed that between 16% and 44% of gay men and lesbians in twenty cities nationwide have experienced some form of workplace harassment or discrimination related to their sexual orientation;

    WHEREAS: San Francisco, Atlanta and New York have adopted and other jurisdictions are considering adopting legislation restricting business with companies which do not guarantee equal treatment for lesbian and gay employees;

    WHEREAS: our Company has operations in and makes sales to public institutions in states and cities, which prohibit discrimination on the basis of sexual orientation;

    WHEREAS: our Company has an interest in preventing discrimination and resolving complaints internally to avoid costly litigation or damage to our reputation as an equal opportunity employer;

    WHEREAS: hundreds of major corporations have adopted sexual orientation non-discrimination policies including General Electric, General Motors, Ford, Chrysler, Boeing, and Coca-Cola, leaving our Company behind;

    WHEREAS: national polls have consistently found more than three-quarters of Americans support equal rights in the workplace for gay men, lesbians and bisexuals;

    RESOLVED: The Shareholders request the Board of Directors to amend Emerson's company-wide written equal employment opportunity policy to bar discrimination on the basis of sexual orientation.

    SUPPORTING STATEMENT: Sexual orientation discrimination is a morally wrong and self-defeating business practice. By adopting and implementing a clear and equitable policy, our Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of major companies guaranteeing equal opportunity for all employees.

    The Company will provide to stockholders the names and addresses of the proponents and the number of shares of Emerson common stock held by them promptly upon receiving an oral or written request therefor.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
                                             -------

    Identical proposals were submitted at the Company's annual meetings in 2001 and 2002. In 2001, the number of shares voting AGAINST the proposal was more than 87% and in 2002 the number of shares voting AGAINST the proposal was more than 89%.

    The Board believes the current policies and practices achieve the objectives of this proposal and that implementation of this proposal is unnecessary. In fact, after meetings between the proponents and the Company and in a letter dated August 10, 2001 from the proponents to each Company Director, the proponents acknowledged that the Company takes affirmative action to prevent discrimination based on sexual orientation by stating in the letter, "[We] were happy to learn, for example, that Emerson includes sexual orientation in its company-wide diversity training program. This represents an important commitment to equality." This supports the Board position that the action recommended by the proponent is unnecessary. However, the proponents continued in their letter that ". . .we believe that a legitimate commitment to nondiscrimination must begin with a formal written statement. . ."

    The Company continues to believe that its written equal employment opportunity policy should only enumerate the types of discrimination that are prohibited by U.S. law in order to highlight that these particular types of discrimination are illegal under federal law. This does not mean that the Company does not share the proponents' interest in preventing discrimination based on sexual orientation. The Company fully shares the proponents' interests and does take affirmative action to prevent such discrimination. The Board believes that adding additional special categories to the Company's written policy which are not prohibited by federal law is unnecessary and adding numerous additional special categories to the Company's written policy dilutes the Company's overall policy that discrimination in any form is prohibited.

    The Company has an all-inclusive global policy so that there can be no doubt among employees, supervisors or contractors worldwide that any form of discrimination is prohibited. The Company maintains one consistent global policy, which makes management's expectations clear. The Company's communication, training and monitoring programs are continuously upgraded to prevent discrimination of all kinds. For example, each of the Company's human resources managers receives extensive training on acceptable employment policies and practices, including the Company's policy that employment actions be based only on merit. Each human resources manager is specifically informed that the Company prohibits discrimination for any reason. In addition, the Company's prohibition against discrimination is discussed during the periodic conferences conducted for its human resources staff.

    Finally, the Company has received no indication from its employees that discrimination on the basis of sexual orientation occurs at the Company, nor has the Company received notice from any of its customers or suppliers that the Company's employment policies or practices jeopardize its relationships with those customers and suppliers.

    FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                                                                -------
THIS PROPOSAL.

                                III. VOTING

    Shares may be represented by proxy at the meeting by completing and returning the proxy card or voting by telephone or by Internet. The affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the 2003 Annual Meeting is required to elect Directors, to approve the stockholder proposal and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked or voted "withhold authority" with respect to the election of any one or more nominees for election as Directors, proxies which are marked or voted "abstain" on the stockholder proposal, and proxies which are marked or voted to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the stockholder proposal, and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in the discretion of the persons voting such proxies, except proxies which are marked to deny discretionary authority.

                         IV. INDEPENDENT AUDITORS

    KPMG LLP was the auditor for the fiscal year ended September 30, 2002, and the Board of Directors, upon recommendation of the Audit Committee, has selected it as auditor for the year ending September 30, 2003. A representative of KPMG LLP will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                         V. STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 2004 Annual Meeting scheduled to be held on February 3, 2004, must be received by the Company by August 15, 2003 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

    In order for a stockholder to nominate a candidate for Director, under the Company's Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90 nor more than 120 days before the meeting, i.e., between October 6 and November 5, 2003 for the 2004 Annual Meeting (but if the Company gives less than 100 days' (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including, but not limited to, such information as name, address, occupation and shares held.

    In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company's proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

    In each case the notice must be given to the Secretary of the Company, whose address is 8000 West Florissant Avenue, P.O. Box 4100, St. Louis, Missouri 63136. Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary. A copy of the amended Bylaws is filed as an exhibit to the Company's Annual Report on Form 10-K for the 2001 fiscal year and is available at the Securities and Exchange Commission Internet site (http://www.sec.gov).

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                                   [LOGO]
                                   EMERSON


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned does hereby appoint C. F. KNIGHT, W. W. WITHERS, and H. M. SMITH, or any of them, with full powers of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 4, 2003, commencing at 10:00 A.M., St. Louis Time, at the headquarters of the Company at 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.


              (Continued, and to be signed, on the other side)




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                            FOLD AND DETACH HERE



                                   [LOGO]
                                   EMERSON

                              ADMISSION TICKET


                       ANNUAL MEETING OF STOCKHOLDERS

                          Tuesday, February 4, 2003
                                 10:00 A.M.
                      Emerson Electric Co. Headquarters
                          8000 W. Florissant Avenue
                             St. Louis, MO 63136


                       ==============================

                         PLEASE PRESENT THIS TICKET
NON-TRANSFERABLE          AT THE REGISTRATION DESK
                                UPON ARRIVAL

                       ==============================





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THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION    Please mark
IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND          your vote as
AGAINST PROPOSAL 2.                                           indicated in
                                                              this example  /X/

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                             ---

1. ELECTION OF DIRECTORS

      FOR all nominees                              WITHHOLD
     listed to the right                           AUTHORITY
      (except as marked                     to vote for all nominees
      to the contrary)                        listed to the right
             / /                                      / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

01  A. A. Busch III        02 A. F. Golden           03  G. A. Lodge
04  V. R. Loucks, Jr.      05 J. B. Menzer

I PLAN TO ATTEND THE ANNUAL MEETING   / /

MANAGEMENT RECOMMENDS A VOTE AGAINST THE FOLLOWING:
                             -------

2. STOCKHOLDERS' PROPOSAL ON SEXUAL ORIENTATION    FOR     AGAINST    ABSTAIN
                                                   / /       / /        / /

The undersigned hereby acknowledges receipt of Notice of said Annual Meeting and accompanying Proxy Statement, each dated December 16, 2002.

Please disregard if you have previously provided your consent decision. / /

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.


SIGNATURE                        SIGNATURE                     DATE
         ------------------------         ---------------------    ---------

(IF STOCK IS OWNED IN JOINT NAMES ALL OWNERS MUST SIGN)


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                            FOLD AND DETACH HERE


              -------------------------------------------------
                     YOU CAN VOTE IN ONE OF THREE WAYS:
              -------------------------------------------------


              1. Call toll-free 1-800-435-6710 on a touch tone
                 telephone 24 hours a day - 7 days a week.

                  There is NO CHARGE to you for this call.

                                     OR
                                     --

  2. Vote by Internet at our Internet Address: http://www.eproxy.com/emr

                                     OR
                                     --

                 3. Mark, sign and date your proxy card and
                    return promptly in the enclosed envelope.

----------------------------------------------------------------------------
         IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE FOLLOW THESE
    DIRECTIONS:

         READ THE ACCOMPANYING PROXY STATEMENT.

         HAVE YOUR PROXY CARD IN HAND.

         You will be asked to enter your 11-digit Control Number, which is located in the box in the lower right hand corner of this form.

         YOU DO NOT NEED TO RETURN A PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.
----------------------------------------------------------------------------

                            THANK YOU FOR VOTING

PLEASE ADMIT:                                               CONTROL NUMBER

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     Page 14 of the printed proxy statement contains a Stock Performance
Graph. The information contained within the graph is presented in a tabular format immediately following the graph.